AMENDMENT TO THE SUB-ADVISORY AGREEMENT

This Amendment is made effective as of the 1st day of July 2015, (the “Effective Date”) to the Sub-Advisory Agreement by and among DUNHAM & ASSOCIATES INVESTMENT COUNSEL, INC., a California corporation (the “Adviser”), DUNHAM FUNDS, a Delaware statutory trust (the “Trust”) and MARKET CONCEPTS, LLC, a State of Virginia Limited Liability Corporation (the “Sub-Adviser”) (each a “Party,” and together, the “Parties”) dated February 25, 2013 (the “Agreement”).

WHEREAS, the Parties desire to make certain changes to the Fulcrum Fee compensation paid to the Sub-Adviser.

WHEREAS, the Parties wish to replace Exhibit A of the Agreement to reflect this change;

NOW, THEREFORE, in consideration of mutual covenants recited below, the Parties agree and promise as follows:

1.	Exhibit A to the Agreement shall be replaced in its entirety as attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the Effective Date by their representatives thereunto duly authorized.

ADVISER
DUNHAM & ASSOCIATES INVESTMENT COUNSEL, INC.

By: /s/Jeffrey A. Dunham

Name: Jeffrey A. Dunham
Title: President

TRUST

DUNHAM FUNDS

By: /s/Denise S. Iverson

Name: Denise S. Iverson
Title: Treasurer

SUB-ADVISER
MARKET CONCEPTS, LLC

By: /s/Joseph McDonald

Name: Joseph McDonald

Title: Co-Portfolio Manager and Partner

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AMENDED EXHIBIT A TO

SUB-ADVISORY AGREEMENT

AMONG

DUNHAM & ASSOCIATES INVESTMENT COUNSEL, INC.;

DUNHAM FUNDS;

AND

Market Concepts, LLC

Effective on or about July 1, 2015

DUNHAM ALTERNATIVE STRATEGY FUND Class C
Ticker: DCASX
DUNHAM ALTERNATIVE STRATEGY FUND Class N
Ticker: DNASX
DUNHAM ALTERNATIVE STRATEGY FUND Class A
Ticker: DAASX

FEE SCHEDULE / COMPENSATION
The Sub-Adviser shall be paid a Fulcrum Fee, consisting of a “Base Fee” and a “Performance Fee” component. Definitions, along with the specific methods of calculation, are described below.
Base Fee	50 Basis Points (0.50%) annually (one basis point “bp” equals one hundredth of one percent)
Performance Fee	The Performance Fee rate will vary by up to +/-20 bps (0.20%) and the Performance Fee shall be added to or subtracted from the Base Fee to arrive at the total Fulcrum Fee. The comparative index is the Credit Suisse Managed Futures Liquid Index (the “Index”) over the applicable measurement period. Fund performance will be based on Class N share performance (net of all expenses). The Adviser shall notify the Sub-Adviser prior to any changes to the expense structure of Class N or prior to the addition of any new classes to the Fund.
The Performance Fee rate will increase/decrease by 1 bp (0.01%) for each 7.5 bps (0.075%) of outperformance/underperformance of the Index. There will be no adjustment to the performance fee rate if the Fund performs within the “null zone,” defined as +/-15 bps (0.15%) relative to the index.
It is possible that the Fund could pay the Sub-Adviser more than the Base Fee even though the performance of both the Fund and the Index is negative. This may occur when the decline in the performance of the Index is greater than the decline in the Fund’s performance.
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The Fee Table below illustrates how the Performance Fee rate is calculated:

Cumulative Twelve Month	Performance Fee
Return Versus Index	Rate
1.50% Greater than the Index	0.20%
1.40% Greater than the Index	0.19%
1.30% Greater than the Index	0.17%
1.20% Greater than the Index	0.16%
1.10% Greater than the Index	0.15%
1.00% Greater than the Index	0.13%
0.90% Greater than the Index	0.12%
0.80% Greater than the Index	0.11%
0.70% Greater than the Index	0.09%
0.60% Greater than the Index	0.08%
0.50% Greater than the Index	0.07%
0.40% Greater than the Index	0.05%
0.30% Greater than the Index	0.04%
0.20% Greater than the Index	0.03%
0.16% Greater than the Index	0.02%
0.15% Greater than the Index	0.00%
Even with the Index	0.00%
0.15% Less than the Index	0.00%
0.16% Less than the Index	-0.02%
0.20% Less than the Index	-0.03%
0.30% Less than the Index	-0.04%
0.40% Less than the Index	-0.05%
0.50% Less than the Index	-0.07%
0.60% Less than the Index	-0.08%
0.70% Less than the Index	-0.09%
0.80% Less than the Index	-0.11%
0.90% Less than the Index	-0.12%
1.00% Less than the Index	-0.13%
1.10% Less than the Index	-0.15%
1.20% Less than the Index	-0.16%
1.30% Less than the Index	-0.17%
1.40% Less than the Index	-0.19%
1.50% Less than the Index	-0.20%

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